Exhibit 10.12

Reference:
Gas Company Project #: 00000172583
Project Location: 11888 MISSION BLVD

04/03/2014

DANNY CUZICK

DIRECTOR

EVO – TRILLIUM

9899 W ROOSEVELT ST

TOLLESON, AZ 85353

Project Scope:

Non-Residential, commercial, project located at 11888 Mission Blvd and Wineville, in the City of Mira Loma, County of Riverside.

Install Main, Service, Meter to the specified location in Company provided trench.

The engineering required for the installation of the gas facilities as described above in the Project Scope, based on the information you have provided us, has been completed. The attached “Exhibit A” dated 04/03/2014 details the estimated costs and allowances, and also indicates any advances and contributions, if required at this time.

Please provide us with an address list for the property, if applicable, including any internal apartment or unit numbers or letters as quickly as possible. This will assist us in providing timely installation of the requested gas meters and/or refunds of your refundable advances.

To acknowledge your receipt of the Exhibit A, confirmation of the scope of the Project, and receipt and agreement with the enclosed General Conditions, please have this letter executed by your authorized representative(s) (owner or corporate officer) and return all pages to The Gas Company representative listed below. Your return of the executed copy of this letter plus any required advance will constitute your request to The Gas Company to schedule the installation and your agreement to Exhibit A and the General Conditions. Timely return of this letter will ensure that your construction is not delayed. A copy of the letter has been provided for your records.

Thank you for this opportunity to provide you with natural gas to serve your energy requirements. We are pleased to have you as a Gas Company customer, and want to provide you with the best possible service. If you have any questions, please contact me at (909) 335-7680.

Sincerely,

SALVADOR GUERRERO

FIELD PLANNING ASSOCIATE

4495 HOWARD AVE

RIVERSIDE, CA 92507-5534

SOUTHERN CALIFORNIA GAS COMPANY – GENERAL CONDITIONS FOR LINE EXTENSIONS

These are the general conditions under which Southern California Gas Company (“The Gas Company”) will provide line extensions for Applicants.

I.       COSTS

A.     Estimates and Duration. The enclosed Exhibit A estimate is valid for 90 days and may be revised after that time if the installation of gas facilities for the Project has not begun. Once The Gas Company begins the installation, the estimated cost will remain in effect for 12 months. If at the end of the twelve months the work is not complete, The Gas Company reserves the right to calculate its costs for the work completed, less applicable allowances, and issue a new project and Line Extension Contract for the remaining installation work. If additional monies are due, Applicant agrees to pay them within 30 days after invoice. Applicant will be responsible for costs of engineering, planning, surveying, right of way acquisition and other associated costs.

B.     Allowances. Applicant(s) receiving allowances as an offset to the installation costs are responsible for these costs and may be billed subject to the following: line extension(s) where allowances have been granted to the Applicant based on future gas load(s) must have the gas meter(s) installed and turned on with bona fide load within six (6) months for main/main and service(s) installations and twelve (12) months for service(s) only installations. These time frames commence from the date The Gas Company completed the installation of gas facilities. If Applicant fails to comply, the Applicant will be billed for the difference between estimated allowances and authorized allowances, as described in Tariff Rules 20 and/or 21. The bill amount will include Income Tax Component Contribution and Advances (ITCCA/CIAC) Tax. Applicant requested temporary service(s) are fully collectible. Refunds shall be made and calculated in accordance with Rule 22.

C.     Attorneys’ Fees and Offset. If The Gas Company is required to bring an action to collect monies due or to enforce any other right or remedy, Applicant agrees that The Gas Company is entitled to recover its reasonable attorneys’ fees and costs. The Gas Company may withhold from any payments due Applicant any amounts Applicant owes The Gas Company.

II.      INDEMNITY

A.     General. Applicant shall indemnify and hold The Gas Company harmless from and against all liability (excluding only Pre-Existing Environmental Liability) connected with or resulting from injury to or death of persons, including but not limited to employees of The Gas Company or Applicant, injury to property of The Gas Company, Applicant or a third party, or violation of local, state or federal laws or regulations (excluding environmental laws or regulations) (including attorneys’ fees) arising out of the performance of this Contract, except only for liability to the extent it is caused by the negligence or willful misconduct of The Gas Company.

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B.     Environmental. Applicant shall indemnify and hold The Gas Company harmless from and against any and all liability (including attorneys’ fees) arising out of or in any way connected with the violation or compliance with of any local, state, or federal environmental law or regulation as a result of pre-existing conditions at the Project site, release or spill or any pre-existing hazardous materials or waste, or cut of the management and disposal of any pre-existing contaminated soils or groundwater, hazardous or nonhazardous, removed from the ground as a result of The Gas Company work performed (“Pre-Existing Environmental Liability”), including, but not limited to, liability for the costs, expenses, and legal liability for environmental investigations, monitoring, containment, abatement, removal, repair, cleanup, restoration, remedial work, penalties, and fines arising from the violation for any local, state, or federal law or regulation, attorneys’ fees, disbursements, and other response costs. As between Applicant and The Gas Company, Applicant agrees to accept full responsibility for and bear all costs associated with Pre-Existing Environmental Liability. Applicant agrees that The Gas Company may stop work, terminate it, redesign the gas facilities to a different location, or take other action reasonably necessary to complete its work without incurring any Pre-Existing Environmental Liability.

C.     Withhold Rights. In addition to any other rights to withhold, The Gas Company may withhold from payments due Applicant such amounts as, in The Gas Company’s reasonable opinion, are necessary to provide security against all loss, damage, expense and liability covered by the foregoing indemnity provisions.

III.    WARRANTY

The Gas Company requires that Applicant warrant all materials and workmanship performed by Applicant (directly or through a contractor other than The Gas Company) shall be free of all defects and fit for their intended purposes. A one-year warranty on any materials and a two-year warranty on any installation work provided are required. If Applicant’s work or materials fail to conform to the warranty, Applicant shall reimburse The Gas Company for the total cost of repair and/or replacement or The Gas Company may give Applicant the opportunity to fix within a reasonable time such defect(s). Such reimbursements are non-refundable and the amount of such reimbursements may be withheld by The Gas Company an offset against refundable amounts owed Applicant.

IV.   TARIFF RULES / COMMISSION

A.    This Line Extension Contract (“Contract”) consists of and incorporates by reference the line extension contract letter, Exhibits A, General Conditions and all of The Gas Company’s applicable tariff schedules and rules as filed from time to time with the California Public Utilities Commission (“Commission”), including but not limited to, the Preliminary Statement and Rules 2, 3, 4, 9, 13, 20, 21, and 22. Copies of these rules may be obtained by visiting the SoCalGas’ Internet site at www.socalgas.com or by requesting copies from your Gas Company representative.

B.     This contract is at all times subject to such changes or modifications as the Commission may direct from time to time in the exercise of its jurisdiction.

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C.     No agent of The Gas Company has authority to make any terms or representations not contained in this Contract and the tariff schedules and Applicant hereby waives them and agrees neither The Gas Company nor Applicant shall be bound by them.

V.     JOINT AND SEVERAL LIABILITY

Where two or more parties are Applicants for a Project, The Gas Company shall direct all communications, bills and refunds to the designated Applicant, but all Applicants shall be jointly and severally liable to comply with all terms and conditions herein.

VI.   STUB EXTENSIONS

Stub costs are refundable only to the extent the allowances generated by stub extensions exceed the main to meter installation costs, and only for ten years from the date of the stub installation. Refunds will be made without interest, and no refund will be made in excess of the amount advanced.

VII.  AUTHORIZED SIGNATURE

If Applicant is a corporation, partnership, joint venture, or a group of individuals, the subscriber hereto represents that he has the authority to bind said corporation, partners, joint venture, or individuals as the case may be.

My signature below represents my agreement and acceptance of the Project confirmation, Exhibit A and Southern California Gas Company’s General Conditions For Line Extension. I acknowledge and agree that The Gas Company’s cost and allowance estimates for this Project were based on information provided by me or my authorized representative. I further acknowledge and agree that my signature represents my/my company’s agreement and understanding that subsequent changes in Project scope may affect the installation price and further, that if allowances have been granted, an additional contribution may be required if the future loads on which the allowances were based do not materialize.

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APPLICANT: EVO – TRILLIUM

By:	Address:
(Future bills, refunds, and correspondence
/s/ Danny R. Cuzick	will be mailed to the address given)
(Authorized Signature)	9899 W. Roosevelt St
Tolleson, AZ 85353

Danny R. Cuzick
(Print Name)

Title:	Telephone:

President	(623) 907-9900

Date:	Social Security or Federal Tax ID No.

4/14/2004	No. ___________________________________

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Date Mailed	Project ID 00000172583

04/03/2014

Exhibit A

COST AND ALLOWANCE CALCULATION (ESTIMATES)

(x) Trenching by Company (x) Gas Only Trench

$ 1477865.64	$ 0.00 -	$ 1477865.64 =	$ 0.00

Project Cost	*Site Preparation	Allowance Applied

Advance Required (Refundable)			$ 0.00

Advance Required (Non-Refundable)			$ 0.00

ITCCA (CIAC Tax)	$ 0.00 x	35% =	$ 0.00

Payment Received			$ 0.00

Total Amount Due			$ 0.00

*Site preparation reimbursement for applicant provided trench will be treated per Tariff Rules 20 & 21 and payments, if any, will be based on the agreed upon price per foot times the actual footage of the trench used.

Form 3505-D, Effective 09/05	Line Extension Contract #: 00000172583-2

Date Mailed	Detach and return this portion with your payment.
04/03/2014
THIS BILL IS NOW DUE AND PAYABLE

EVO – TRILLIUM
9899 W ROOSEVELT ST
TOLLESON, AZ 85353

NBMS Project ID 00000172583-2

PLEASE PAY THIS AMOUNT	0.00

9200017258301000000000000080000	92 000172583 8

Line Extension Contract

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